Exhibit 23.6

[LETTERHEAD OF JEFFERIES & COMPANY, INC.]

Special Committee of the Board of Directors Fidelity National Information Solutions, Inc. 4050 Calle Real Santa Barbara California 93110	August 8, 2003

Members of the Special Committee:

     We hereby consent to the inclusion of (i) our opinion letter, dated July 11, 2003, to the Special Committee of the Board of Directors of Fidelity National Information Solutions, Inc. (“FNIS”) as Annex B to the joint proxy statement/prospectus of FNIS and Fidelity National Financial, Inc. (“FNF”) included in FNF’s Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed merger involving FNIS and FNF and (ii) all references made to our firm and the description of our opinion in the Registration Statement.

JEFFERIES & COMPANY, INC.

By: /s/ Jefferies & Company, Inc.

JEFFERIES & COMPANY, INC.